Exhibit 99.1

Ultralife Corporation Closes $35 Million Revolving Credit Facility with RBS Business Capital

NEWARK, N.Y.--(BUSINESS WIRE)--February 18, 2010--Ultralife Corporation (NASDAQ: ULBI) has closed on a three-year $35 million senior secured asset-based revolving credit facility, effective February 17, 2010, with RBS Business Capital (“RBS”), a division of Citizens Financial Group. This revolving credit facility replaces the company’s $35 million senior secured revolving credit facility with JPMorgan Chase Bank, N.A. and Manufacturers and Traders Trust Company.

The opening balance under the facility is $10 million. Borrowings under the facility will bear interest based on LIBOR plus 450 basis points through the end of 2010 after which the basis point spread may vary depending on the company meeting certain financial criteria.

“This asset-based facility meets our objective of securing credit arrangements that match our operating needs and meet our global financing requirements. We appreciate the support provided to us by RBS and look forward to maintaining a constructive lender relationship with them,” said John D. Kavazanjian, Ultralife’s president and chief executive officer.

About Ultralife Corporation

Ultralife Corporation, which began as a battery company, serves its markets with products and services ranging from portable and standby power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Ultralife’s family of brands includes: Ultralife Batteries, Stationary Power Services, RPS Power Systems, ABLE, McDowell Research, RedBlack Communications and AMTI. Ultralife’s operations are in North America, Europe and Asia. For more information, visit www.ultralifecorp.com.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, and the possibility of intangible asset impairment charges that may be taken should management decide to retire one or more of the brands of acquired companies. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company’s analysis only as of today’s date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

CONTACT:
Company:
Ultralife Corporation
Julius Cirin, 315-332-7100
jcirin@ultralifecorp.com
or
Investor Relations:
Lippert/Heilshorn & Associates, Inc.
Jody Burfening, 212-838-3777
jburfening@lhai.com